EXHIBIT 10.1

                                 CREDIT AGREEMENT

                             DATED AS OF MAY 26, 2006,

                                        AMONG

                                    CALAMP CORP.,

                THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,

                  THE LENDERS FROM TIME TO TIME PARTIES HERETO,

                                         AND

                                 BANK OF MONTREAL,
                               as Administrative Agent


                                   HARRIS NESBITT,
                       Sole Lead Arranger and Sole Bookrunner


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                            TABLE OF CONTENTS

SECTION                       HEADING                                 PAGE

SECTION 1.        THE CREDIT FACILITIES                                  1

Section 1.1.      Term Loan Commitments                                  1
Section 1.2.      Revolving Credit Commitments                           1
Section 1.3.      Letters of Credit                                      2
Section 1.4.      Applicable Interest Rates                              4
Section 1.5.      Minimum Borrowing Amounts; Maximum Eurodollar Loans    6
Section 1.6.      Manner of Borrowing Loans and Designating Applicable
                  Interest Rates                                         6
Section 1.7.      Interest Periods                                       8
Section 1.8.      Maturity of Loans                                      9
Section 1.9.      Prepayments                                           10
Section 1.10.     Default Rate                                          11
Section 1.11.     The Notes                                             12
Section 1.12.     Funding Indemnity                                     12
Section 1.13.     Commitment Terminations                               13
Section 1.14.     Increase in Revolving Credit Commitments              13

SECTION 2.        FEES                                                  14

Section 2.1.      Fees                                                  14

SECTION 3.        PLACE AND APPLICATION OF PAYMENTS                     15

Section 3.1.      Place and Application of Payments                     15
Section 3.2.      Account Debit                                         16

SECTION 4.        GUARANTIES AND COLLATERAL                             16

Section 4.1.      Guaranties                                            16
Section 4.2.      Collateral                                            16
Section 4.3.      Further Assurances                                    17

SECTION 5.        DEFINITIONS; INTERPRETATION                           17

Section 5.1.      Definitions                                           17
Section 5.2.      Interpretation                                        31
Section 5.3.      Change in Accounting Principles                       31

SECTION 6.        REPRESENTATIONS AND WARRANTIES                        32

Section 6.1.      Organization and Qualification                        32
Section 6.2.      Subsidiaries                                          32
Section 6.3.      Authority and Validity of Obligations                 32
Section 6.4.      Use of Proceeds; Margin Stock                         33
Section 6.5.      Financial Reports                                     33
Section 6.6.      No Material Adverse Change                            33
Section 6.7.      Full Disclosure                                       34
Section 6.8.      Trademarks, Franchises, and Licenses                  34
Section 6.9.      Governmental Authority and Licensing                  34
Section 6.10.     Good Title                                            34
Section 6.11.     Litigation and Other Controversies                    34
Section 6.12.     Taxes                                                 34
Section 6.13.     Approvals                                             35
Section 6.14.     Affiliate Transactions                                35
Section 6.15.     Investment Company; Public Utility Holding Company    35
Section 6.16.     ERISA                                                 35
Section 6.17.     Compliance with Laws                                  35
Section 6.18.     Other Agreements                                      36
Section 6.19.     Solvency                                              36
Section 6.20.     No Broker Fees.                                       36
Section 6.21.     Purchase Agreement                                    36
Section 6.22.     No Default                                            37

SECTION 7.        CONDITIONS PRECEDENT                                  37

Section 7.1.      All Credit Events                                     37
Section 7.2.      Initial Credit Event                                  37

SECTION 8.        COVENANTS                                             40

Section 8.1.      Maintenance of Business                               40
Section 8.2.      Maintenance of Properties                             40
Section 8.3.      Taxes and Assessments                                 40
Section 8.4.      Insurance                                             40
Section 8.5.      Financial Reports                                     41
Section 8.6.      Inspection                                            43
Section 8.7.      Borrowings and Guaranties                             43
Section 8.8.      Liens                                                 44
Section 8.9.      Investments, Acquisitions, Loans and Advances         46
Section 8.10.     Mergers, Consolidations and Sales                     48
Section 8.11.     Maintenance of Subsidiaries                           49
Section 8.12.     Dividends and Certain Other Restricted Payments       50
Section 8.13.     ERISA                                                 50
Section 8.14.     Compliance with Laws                                  50
Section 8.15.     Burdensome Contracts With Affiliates                  50
Section 8.16.     No Changes in Fiscal Year                             51
Section 8.17.     Formation of Subsidiaries                             51
Section 8.18.     Change in the Nature of Business                      51
Section 8.19.     Use of Proceeds                                       51
Section 8.20.     No Restrictions                                       51
Section 8.21.     Financial Covenants                                   52
Section 8.22.     Immaterial Subsidiaries                               52
Section 8.23.     Dataradio Domestic Subsidiaries                       52
Section 8.24.     Subordinated Debt                                     52

SECTION 9.        EVENTS OF DEFAULT AND REMEDIES                        53

Section 9.1.      Events of Default                                     53
Section 9.2.      Non-Bankruptcy Defaults                               55
Section 9.3.      Bankruptcy Defaults                                   55
Section 9.4.      Collateral for Undrawn Letters of Credit              55
Section 9.5.      Notice of Default                                     56
Section 9.6.      Expenses                                              56

SECTION 10.       CHANGE IN CIRCUMSTANCES                               56

Section 10.1.     Change of Law                                         56
Section 10.2.     Unavailability of Deposits or Inability to Ascertain,
                  or Inadequacy of, LIBOR                               57
Section 10.3.     Increased Cost and Reduced Return                     57
Section 10.4.     Lending Offices                                       58
Section 10.5.     Discretion of Lender as to Manner of Funding          59

SECTION 11.       THE ADMINISTRATIVE AGENT                              59

Section 11.1.     Appointment and Authorization of Administrative Agent 59
Section 11.2.     Administrative Agent and its Affiliates               59
Section 11.3.     Action by Administrative Agent                        59
Section 11.4.     Consultation with Experts                             60
Section 11.5.     Liability of Administrative Agent; Credit Decision    60
Section 11.6.     Indemnity                                             61
Section 11.7.     Resignation of Administrative Agent and Successor
                  Administrative Agent                                  61
Section 11.8.     L/C Issuer.                                           62
Section 11.9.     Hedging Liability Arrangements                        62
Section 11.10.    Designation of Additional Agents                      62
Section 11.11.    Authorization to Release or Subordinate or Limit Liens62
Section 11.12.    Authorization to Enter into, and Enforcement of, the
                  Collateral Documents                                  62

SECTION 12.       THE GUARANTEES                                        63

Section 12.1.     The Guarantees                                        63
Section 12.2.     Guarantee Unconditional                               63
Section 12.3.     Discharge Only upon Payment in Full; Reinstatement in
                   Certain Circumstances                                64
Section 12.4.     Subrogation                                           65
Section 12.5.     Waivers                                               65
Section 12.6.     Limit on Recovery                                     65
Section 12.7.     Stay of Acceleration                                  65
Section 12.8.     Benefit to Guarantors                                 65
Section 12.9.     Guarantor Covenants                                   65
Section 12.10.    Release of Guarantors                                 66

SECTION 13.       MISCELLANEOUS                                         66

Section 13.1.     Withholding Taxes                                     66
Section 13.2.     No Waiver, Cumulative Remedies                        67
Section 13.3.     Non-Business Days                                     67
Section 13.4.     Documentary Taxes                                     67
Section 13.5.     Survival of Representations                           68
Section 13.6.     Survival of Indemnities                               68
Section 13.7.     Sharing of Set-Off                                    68
Section 13.8.     Notices                                               68
Section 13.9.     Counterparts                                          69
Section 13.10.    Successors and Assigns                                69
Section 13.11.    Participants                                          69
Section 13.12.    Assignments                                           70
Section 13.13.    Amendments                                            72
Section 13.14.    Headings                                              72
Section 13.15.    Costs and Expenses; Indemnification                   72
Section 13.16.    Set-off                                               73
Section 13.17.    Entire Agreement                                      73
Section 13.18.    Governing Law                                         73
Section 13.19.    Severability of Provisions                            73
Section 13.20.    Excess Interest                                       74
Section 13.21.    Construction                                          74
Section 13.22.    Lender's Obligations Several                          74
Section 13.23.    Submission to Jurisdiction; Waiver of Jury Trial      74
Section 13.24.    USA Patriot Act                                       75
Section 13.25.    Confidentiality                                       75

Signature Page                                                         S-1

EXHIBIT A         Notice of Payment Request
EXHIBIT B         Notice of Borrowing
EXHIBIT C         Notice of Continuation/Conversion
EXHIBIT D-1       Term Note
EXHIBIT D-2       Revolving Note
EXHIBIT E         Commitment Amount Increase Request
EXHIBIT F         Compliance Certificate
EXHIBIT G         Additional Guarantor Supplement
EXHIBIT H         Assignment and Acceptance
SCHEDULE 1        Commitments
SCHEDULE 6.2      Subsidiaries

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                           CREDIT AGREEMENT

      This Credit Agreement is entered into as of May 26, 2006, by and among CALAMP CORP., a Delaware corporation, as Borrower (the "Borrower"), the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and BANK OF MONTREAL, acting through its Chicago Branch, as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

                         PRELIMINARY STATEMENT

      WHEREAS, the Borrower has entered into the Purchase Agreement pursuant to which the Borrower will acquire all of the outstanding shares of common stock and any options to purchase common stock of Dataradio;

      WHEREAS, the Borrower has requested the Lenders make available the credit facilities described herein in order to finance a portion of the purchase price of the Dataradio Acquisition, to fund related transaction expenses, and to provide for the ongoing general corporate needs of the Borrower and the Guarantors; and

      WHEREAS, the Lenders have agreed to extend such credit facilities on the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.   THE CREDIT FACILITIES.

      Section 1.1. Term Loan Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan (individually a "Term Loan" and collectively for all the Lenders the "Term Loans") in U.S. Dollars to the Borrower in the amount of such Lender's Term Loan Commitment. The Term Loans shall be advanced in a single Borrowing on the Closing Date and shall be made ratably by the Lenders in proportion to their respective Term Loan Percentages, at which time the Term Loan Commitments shall expire. As provided in Section 1.6(a) hereof, the Borrower may elect that the Term Loans be outstanding as Base Rate Loans or Eurodollar Loans. No amount repaid or prepaid on any Term Loan may be borrowed again.

     Section 1.2. Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a "Revolving Loan" and collectively the "Revolving Loans") in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender's Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.6(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

     Section 1.3. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a "Letter of Credit") for the account of Borrower or for the account of the Borrower and one or more of its Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender's Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

     (b) Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 5 days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an "Application"). Notwithstanding anything contained in any Application to the contrary: (i)the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii)except as otherwise provided in Section 1.9 hereof, before the occurrence, and after the cure to the satisfaction of the Administrative Agent, of an Event of Default, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii)if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower's obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i)the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (ii)the Revolving Credit Commitments have been terminated, or (iii)a Default or an Event of Default exists and the Administrative Agent, at the request or with the consent of the Required Lenders, has given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.3.

     (c) The Reimbursement Obligations. Subject to Section 1.3(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a "Reimbursement Obligation") shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 1:00 p.m. (Chicago time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 10:00 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 10:00 a.m. (Chicago time) on the date when such drawing is to be paid, on the next Business Day by no later than 12:00 Noon (Chicago time), in immediately available funds at the Administrative Agent's principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(d) below.

     (d) The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a "Participating Lender"), an undivided percentage participating interest (a "Participating Interest"), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in
Section 1.3(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender's Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i)from the date the related payment was made by the L/C Issuer to the date 2 Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii)from the date 2 Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.3 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

     (e) Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer's gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.3(e) and all other parts of this Section 1.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

     (f) Manner of Requesting a Letter of Credit. The Borrower shall provide at least two (2) Business Days' advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent's receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

     Section 1.4. Applicable Interest Rates. (a)Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

      "Base Rate" means for any day the greater of: (i) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent's best or lowest rate) and (ii) the sum of (x) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined, plus (y) 1/2 of 1%.

     (b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

      "Adjusted LIBOR" means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR    =             LIBOR
                    --------------------------------
                    1- Eurodollar Reserve Percentage


      "Eurodollar Reserve Percentage" means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on "eurocurrency liabilities", as defined in such Board's Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be "eurocurrency liabilities" as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

      "LIBOR" means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Administrative Agent as part of such Borrowing.

      "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.

      "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).
      (c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

     Section 1.5. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $100,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under a Credit shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $250,000. Without the Administrative Agent's consent, there shall not be more than ten (10) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

     Section 1.6. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than: (i) 12:00 Noon (Chicago time) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) 11:00 a.m. (Chicago time) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.5, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 12:00 Noon (Chicago time) at least 3 Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

      (b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 1.6(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

     (c) Borrower's Failure to Notify; Automatic Continuations and Conversions. Any outstanding Borrowing of Base Rate Loans shall automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Administrative Agent within the period required by Section 1.6(a) that the Borrower intends to convert such Borrowing, subject to Section 7.1 hereof, into a Borrowing of Eurodollar Loans or such Borrowing is prepaid in accordance with Section 1.9(a). If the Borrower fails to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 7.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with
Section 1.9(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrower fails to give notice pursuant to Section 1.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 1:00 p.m. (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

     (d) Disbursement of Loans. Not later than 2:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower by wire transfer pursuant to instructions delivered by the Borrower to the Administrative Agent or as the Borrower and the Administrative Agent may otherwise agree.

     (e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 2:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under
Section 1.12 hereof so that the Borrower will have no liability under such Section with respect to such payment.

     Section 1.7. Interest Periods. As provided in Section 1.6(a) hereof, at the time of each request to advance, continue or create by conversion a Borrowing of Eurodollar Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term "Interest Period" means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of Base Rate Loans, on the last day of the calendar quarter (i.e., the last day of March, June, September or December, as applicable) in which such Borrowing is advanced, continued or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last day of a calendar quarter), and (b) in the case of a Eurodollar Loan, 1, 2, 3, 6 or 12 months thereafter; provided, however, that:

     (i) any Interest Period for a Borrowing of Revolving Loans consisting of Base Rate Loans that otherwise would end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date, and any Interest Period for a Borrowing of Term Loans consisting of Base Rate Loans that otherwise would end after the final maturity date of the Term Loans shall end on the final maturity date of the Term Loans;

     (ii) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Credit Termination Date, and no Interest Period with respect to any portion of the Term Loans shall extend beyond the final maturity date of the Term Loans;
     (iii) no Interest Period with respect to any portion of the Term Loans consisting of Eurodollar Loans shall extend beyond a date on which the Borrower is required to make a scheduled payment of principal on the Term Loans, unless the sum of (a) the aggregate principal amount of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of Term Loans that are Eurodollar Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loans on such payment date;

     (iv) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

     (v) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

      Section 1.8. Maturity of Loans. (a) Scheduled Payments of Term Loans. The Borrower shall make principal payments on the Term Loans in installments on the last day of each March, June, September, and December in each year, commencing with the calendar quarter ending March 31, 2007, with the amount of each such principal installment to equal the amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

           COLUMN A                   COLUMN B

          PAYMENT DATE            SCHEDULED PRINCIPAL
                                  PAYMENT ON TERM LOANS

            03/31/07                     $750,000
            06/30/07                     $750,000
            09/30/07                     $750,000
            12/31/07                     $750,000
            03/31/08                   $1,250,000
            06/30/08                   $1,250,000
            09/30/08                   $1,250,000
            12/31/08                   $1,250,000
            03/31/09                   $1,750,000
            06/30/09                   $1,750,000
            09/30/09                   $1,750,000
            12/31/09                   $1,750,000
            03/31/10                   $2,250,000
            06/30/10                   $2,250,000
            09/30/10                   $2,250,000
            12/31/10                   $2,250,000
            03/31/11                   $2,250,000

, it being agreed that the final payment of both principal and interest not previously paid on the Term Loans shall be due and payable on May 26, 2011 (the "Term Loan Maturity Date"). Each such principal payment shall be applied to the Lenders holding the Term Loans pro rata based upon their Term Loan Percentages.

     (b) Revolving Loans. Each Revolving Loan, both for principal and interest not previously paid, shall mature and become due and payable by the Borrower on the Revolving Credit Termination Date.

     Section 1.9. Prepayments. (a) Optional. The Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to
Section 1.5 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon 3 Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 12:00 Noon (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.12 hereof.
     (b) Mandatory. (i)If after the Closing Date the Borrower or any Subsidiary shall issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by Section 8.7(a)-(e) and (g)-(m) hereof, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Term Loans in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.7 hereof or any other terms of the Loan Documents.

     (ii) The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 1.13 hereof, prepay the Revolving Loans and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

     (iii) Unless the Borrower otherwise directs, prepayments of Loans under this Section 1.9(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.9(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.12 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

     (c) Any amount of Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. No amount of the Term Loans paid or prepaid may be reborrowed, and, in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the relevant Loans on a ratable basis among all such remaining amortization payments based on the principal amounts thereof.

     Section 1.10. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:

     (a) for any Base Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

     (b) for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

     (c) for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 1.3 with respect to such Reimbursement Obligation; and
     (d) for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 2.1 with respect to such Letter of Credit;
provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

      Section 1.11. The Notes. (a) The Term Loan made to the Borrower by a Lender shall be evidenced by a single promissory note of the Borrower issued to such Lender in the form of Exhibit D-1 hereto. Each such promissory note is hereinafter referred to as a "Term Note" and collectively such promissory notes are referred to as the "Term Notes."

      (b) The Revolving Loans made to the Borrower by a Lender shall be evidenced by a single promissory note of the Borrower issued to such Lender in the form of Exhibit D-2 hereto. Each such promissory note is hereinafter referred to as a "Revolving Note" and collectively such promissory notes are referred to as the "Revolving Notes."

      (c) Each Lender shall record on its books and records or on a schedule to its appropriate Note the amount of each Loan advanced, continued or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Eurodollar Loan, the Interest Period and the interest rate applicable thereto. The record thereof, whether shown on such books and records of a Lender or on a schedule to the relevant Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it hereunder together with accrued interest thereon. At the request of any Lender and upon such Lender tendering to the Borrower the appropriate Note to be replaced, the Borrower shall furnish a new Note to such Lender to replace any outstanding Note.

      Section 1.12. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

     (a) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

     (b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan on the date specified in a notice given pursuant to Section 1.6(a) hereof,

     (c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

     (d) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder, then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive if reasonably determined.

     Section 1.13. Commitment Terminations. (a) Optional Revolving Credit Terminations. The Borrower shall have the right at any time and from time to time, upon 5 Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $500,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

     (b) Any termination of the Commitments pursuant to this Section 1.13 may not be reinstated.

     Section 1.14. Increase in Revolving Credit Commitments. The Borrower may, on any Business Day prior to two (2) years after the Closing Date, with the written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), increase the aggregate amount of the Revolving Credit Commitments by delivering a Commitment Amount Increase Request substantially in the form attached hereto as Exhibit E or in such other form acceptable to the Administrative Agent at least five (5) Business Days prior to the desired effective date of such increase (the "Commitment Amount Increase") identifying an additional Lender (or additional Revolving Credit Commitments for existing Lender(s)) and the amount of its Revolving Credit Commitment (or additional amount of its Revolving Credit Commitment(s)); provided, however, that (i) any increase of the aggregate amount of the Revolving Credit Commitments to an amount in excess of $10,000,000 will require the approval of all the Lenders, (ii) any increase of the aggregate amount of the Revolving Credit Commitments shall be in an amount not less than $5,000,000, (iii) no Default or Event of Default shall have occurred and be continuing at the time of the request or the effective date of the Commitment Amount Increase and (iv) all representations and warranties contained in Section 6 hereof shall be true and correct in all material respects at the time of such request and on the effective date of such Commitment Account Increase, except to the extent such representations and warranties refer to an earlier date. The effective date of the Commitment Amount Increase shall be agreed upon by the Borrower and the Administrative Agent. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall advance Revolving Loans in an amount sufficient such that after giving effect to its Loans each Lender shall have outstanding its Revolver Percentage of Revolving Loans. It shall be a condition to such effectiveness that (i) unless the Lenders otherwise agree, if any Eurodollar Loans are outstanding under the Revolving Credit on the date of such effectiveness, such Eurodollar Loans shall be deemed to be prepaid on such date and the Borrower shall pay any amounts owing to the Lenders pursuant to
Section 1.12 hereof and (ii) the Borrower shall not have terminated any portion of the Revolving Credit Commitments pursuant to Section 1.13 hereof. The Borrower agrees to pay any reasonable expenses of the Administrative Agent relating to any Commitment Amount Increase. Promptly upon the effectiveness of any Commitment Amount Increase, the Borrower shall execute and deliver new Revolving Notes in the amount of any additional Lender's Revolving Credit Commitment (or in the amount of any existing Lender's increased Revolving Credit Commitment). Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Revolving Credit Commitment and no Lender's Revolving Credit Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment.

SECTION 2. FEES.

     Section 2.1. Fees. (a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

     (b) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.3 hereof, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer's standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

     (c) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in a fee letter dated May 15, 2006, or as otherwise agreed to in writing between them.

SECTION 3. PLACE AND APPLICATION OF PAYMENTS.

     Section 3.1. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

      Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.9(b) hereof), all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after acceleration of the Obligations, the Term Loan Maturity Date, the Revolving Credit Termination Date or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

     (a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

     (b) second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

     (c) third, to the payment of principal on the Notes, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to
Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

     (d) fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured or guaranteed by the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

     (e) finally, to the Borrower or whoever else may be lawfully entitled thereto.

     Section 3.2. Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower's deposit accounts maintained with the Administrative Agent, if any, for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent's failure to do so.

SECTION 4. GUARANTIES AND COLLATERAL.

     Section 4.1. Guaranties. The payment and performance of the Obligations and Hedging Liability shall at all times be guaranteed by each direct and indirect Domestic Subsidiary (other than Immaterial Subsidiaries and as otherwise provided in this Section) of the Borrower (individually a "Guarantor" and collectively the "Guarantors") pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a "Guaranty" and collectively the "Guaranties"); provided, however, that, subject to compliance with Section
8.23 hereof, the Domestic Subsidiaries of Dataradio shall not be Guarantors as of the Closing Date.

     Section 4.2. Collateral. The Obligations and Hedging Liability shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower and each Guarantor in all of their accounts, chattel paper, instruments, documents, general intangibles, letter-of-credit rights, supporting obligations, deposit accounts, investment property, inventory equipment, fixtures, commercial tort claims, and certain other Property, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that: (i) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on deposit accounts need not be perfected, (ii) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on vehicles which are subject to a certificate of title law need not be perfected, and (iii) Liens on the Voting Stock of a Foreign Subsidiary shall be limited to 65% of the total outstanding Voting Stock of such Foreign Subsidiary and unless the Administrative Agent determines otherwise such Liens will be perfected only by the filing of a financing statement and, if requested by the Administrative Agent, possession of such Voting Stock. The Borrower acknowledges and agrees that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of the holders of the Obligations and the Hedging Liability and shall be valid and perfected first priority Liens subject, however, to the proviso appearing at the end of the preceding sentence and to Liens permitted by Section 8.8 hereof, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to the Administrative Agent.

     Section 4.3. Further Assurances. The Borrower agrees that it shall, and shall cause each Guarantor to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event the Borrower or any Guarantor forms or acquires any other Domestic Subsidiary after the date hereof, except as otherwise provided in Section 4.1 above, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Domestic Subsidiary to execute a Guaranty and such Collateral Documents as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower's cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

SECTION 5. DEFINITIONS; INTERPRETATION.

     Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

      "Acquired Business" means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

      "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

      "Acquisition Sub" means 4308093 Canada, Inc., a corporation organized under the laws of Canada and a Wholly-Owned Subsidiary of the Borrower.

      "Adjusted LIBOR" is defined in Section 1.4(b) hereof.

      "Administrative Agent" means Bank of Montreal, acting through its Chicago Branch, and any successor pursuant to Section 11.7 hereof.

      "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

      "Affiliate" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

      "Agreement" means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

      "Applicable Margin" means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under
Section 2.1 hereof, until the first Pricing Date, the rates per annum shown opposite the Level indicated by the Total Leverage Ratio disclosed on the pro forma compliance certificate delivered pursuant to Section 7.2(i) hereof, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

                           APPLICABLE MARGIN FOR
                           BASE RATE LOANS UNDER  APPLICABLE MARGIN FOR
                            REVOLVING CREDIT AND  EURODOLLARR LOANS UNDER
                               TERM CREDIT AND      REVOLVING CREDIT AND
      TOTAL LEVERAGE RATIO      REIMBURSEMENT     TERM CREDIT AND LETTER   APPLICABLE MARGIN FOR
LEVEL FOR SUCH PRICING DATE OBLIGATIONS SHALL BE: OF CREDIT FEE SHALL BE: COMMITMENT FEE SHALL BE:
I     Greater than or equal
      to 2.25 to 1.0            0.250%                    1.250%                 0.250%

II    Less than 2.25 to 1.0,
      but greater than or
      equal to 1.75 to 1.0      0.125%                    1.125%                 0.225%

III   Less than 1.75 to 1.0,
      but greater than or
      equal to 1.25 to 1.0      0.000%                    1.000%                 0.200%

IV    Less than 1.25 to 1.0,
      but greater than or
      equal to 1.00 to 1.0      0.000%                    0.875%                 0.175%


V     Less than 1.00 to 1.0     0.000%                    0.750%                 0.150

For purposes hereof, the term "Pricing Date" means, for any fiscal quarter of the Borrower ending on or after May 31, 2006, the date on which the Administrative Agent is in receipt of the Borrower's most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Total Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level I shall apply). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined.

      "Application" is defined in Section 1.3(b) hereof.

      "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

      "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

      "Authorized Representative" means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

      "Base Rate" is defined in Section 1.4(a) hereof.

      "Base Rate Loan" means a Loan bearing interest at a rate specified in
Section 1.4(a) hereof.

      "Board of Directors" shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person,
(iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

      "Borrower" is defined in the introductory paragraph of this Agreement.

      "Borrowing" means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit. A Borrowing is "advanced" on the day Lenders advance funds comprising such Borrowing to the Borrower, is "continued" on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is "converted" when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to
Section 1.6 hereof.

      "Business Day" means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

      "Capital Expenditures" means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

      "Capital Lease" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

      "Capitalized Lease Obligation" means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

      "Change of Control" means any of (a) the acquisition by any "person" or "group" (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 35% or more of the outstanding capital stock or other equity interests of the Borrower on a fully-diluted basis, (b) the failure of individuals who are members of the Board of Directors of the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the Board of Directors of the Borrower, or (c) the occurrence of any "Change of Control" (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money with an original aggregate principal amount greater than $2,500,000 which gives the holders of such Indebtedness for Borrowed Money the right to accelerate or otherwise require payment of such Indebtedness for Borrowed Money prior to the maturity date thereof.

      "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

      "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

      "Collateral" means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

      "Collateral Account" is defined in Section 9.4 hereof.

      "Collateral Documents" means the Security Agreement and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations and the Hedging Liability.

      "Commitments" means the Revolving Credit Commitments and the Term Loan Commitments.

      "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

      "Credit" means any of the Revolving Credit or the Term Credit.

      "Credit Event" means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

      "Dataradio" means Dataradio, Inc., a corporation organized under the laws of Canada.

      "Dataradio Acquisition" means the acquisition of all of the shares of Dataradio by Acquisition Sub pursuant to the Purchase Agreement.

      "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

      "Domestic Subsidiary" means any Subsidiary which is not a Foreign Subsidiary.

      "EBITDA" means, with reference to any period, Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income tax expense for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period and (d) other non-cash charges (including without limitation, non-cash expenses in connection with stock options granted to employees or directors per Statement of Financial Accounting Standards No. 123 (revised 2004) and in-process research and development write-offs).

      "Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender,
(c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

      "Eligible Line of Business" means any business engaged in as of the date of this Agreement by the Borrower or any of its Subsidiaries (after giving effect to the Dataradio Acquisition), or, in the good faith judgment of the Board of Directors of the Borrower, any business reasonably related or similar thereto or that is a reasonable extension thereof.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

      "Eurodollar Loan" means a Loan bearing interest at the rate specified in
Section 1.4(b) hereof.

      "Eurodollar Reserve Percentage" is defined in Section 1.4(b) hereof. "Event of Default" means any event or condition identified as such in
Section 9.1 hereof.

      "Existing Credit Agreement" means the Loan and Security Agreement dated as of May 2, 2002 by and among the Borrower and U.S. Bank National Association, as amended from time to time.

      "Federal Funds Rate" means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate appearing in Section 1.4(a) hereof.

      "Fixed Charges" means, with reference to any period, the sum of (a) all payments of principal required to be made during such period with respect to Indebtedness for Borrowed Money of the Borrower and its Subsidiaries,
(b) Interest Expense paid in cash for such period, (c) Capital Expenditures for such period, and (d) federal, state, and local income taxes paid or payable in cash by the Borrower and its Subsidiaries during such period.

      "Foreign Subsidiary" means each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any state thereof or is a Subsidiary of a Foreign Subsidiary.

      "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

      "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

      "Guarantor" and "Guarantors" each is defined in Section 4.1 hereof.

      "Guaranty" and "Guaranties" each is defined in Section 4.1 hereof.

      "Hazardous Material" means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as "hazardous" or "toxic" or words of like import pursuant to an Environmental Law.

      "Hazardous Material Activity" means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

      "Hedging Liability" means the monetary obligations of the Borrower or any Guarantor to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Borrower or such Guarantor, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

      "Hostile Acquisition" means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests to which the Board of Directors of such Person has stated its public opposition, and as to which such public opposition has not been withdrawn.

      "Immaterial Subsidiary" means each Domestic Subsidiary of the Borrower whose assets and earnings are less than 0.5% of the assets and earnings, respectively, of the Borrower and its Subsidiaries on a consolidated basis, but excluding any Subsidiary which is deemed material in the reasonable judgment of the Administrative Agent.

      "Indebtedness for Borrowed Money" means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable which are not more than 120 days past due and accrued expenses, in each case arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money, (f) all net liabilities of such Person in connection with interest rate, foreign currency and commodity hedging agreements, and (g) all Synthetic Lease Obligations of such Person.

      "Interest Expense" means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

      "Interest Period" is defined in Section 1.7 hereof.

      "Investment" is defined in Section 8.9 hereof.

      "L/C Issuer" means the Administrative Agent, or any other Lender requested by the Borrower and approved by the Administrative Agent in its sole discretion with respect to any Letter of Credit.

      "L/C Obligations" means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

      "L/C Sublimit" means $5,000,000, as reduced pursuant to the terms hereof.

      "Legal Requirement" means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.
      "Lenders" means and includes Bank of Montreal and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof.

      "Lending Office" is defined in Section 10.4 hereof.

      "Letter of Credit" is defined in Section 1.3(a) hereof.

      "LIBOR" is defined in Section 1.4(b) hereof.

      "Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

      "Loan" means any Revolving Loan or Term Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a "type" of Loan hereunder.

      "Loan Documents" means this Agreement, the Notes, the Applications, the Guaranties, the Collateral Documents, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

      "Material Adverse Effect" means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Guarantor to perform its material obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document to which it is a party or the rights and remedies of the Administrative Agent and the Lenders thereunder.

      "Moody's" means Moody's Investors Service, Inc.

      "Net Cash Proceeds" means, as applicable, with respect to any offering of equity securities of a Person or the issuance of any Indebtedness for Borrowed Money by a Person, cash and cash equivalent proceeds received by or for such Person's account, net of customary legal, underwriting, and other fees and expenses incurred as a direct result thereof.

      "Net Income" means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that net income (or net loss) of the Domestic Subsidiaries of Dataradio and its Subsidiaries shall be calculated as if the transfer of the capital stock of the Domestic Subsidiaries of Dataradio contemplated by Section 8.23 occurred on the first day of the measurement period and provided further that there shall be excluded from Net Income (a) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has a equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period, (b) any extraordinary gains or losses in accordance with GAAP (and the tax effects thereof), (c) one-time, non-recurring, non-operating gains and losses approved in writing by the Administrative Agent and (d) all non-cash income.
      "Net Worth" means, for any Person and at any time the same is to be determined, total stockholders' equity (including capital stock, additional paid-in capital, and retained earnings after deducting treasury stock) which would appear on the balance sheet of such Person in accordance with GAAP.

      "Notes" means and includes the Revolving Notes and the Term Notes.

      "Obligations" means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any Guarantor arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

      "Participating Interest" is defined in Section 1.3(d) hereof.

      "Participating Lender" is defined in Section 1.3(d) hereof.

      "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

      "Percentage" means for any Lender its Revolver Percentage or Term Loan Percentage, as applicable; and where the term "Percentage" is applied on an aggregate basis (including, without limitation, Section 11.6 hereof), such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and Term Loan Percentage, and expressing such components on a single percentage basis.

      "Permitted Acquisition" means any Acquisition made with the consent of the Required Lenders or with respect to which all of the following conditions shall have been satisfied:
     (a) the Acquired Business is in an Eligible Line of Business;
     (b) the Acquisition shall not be a Hostile Acquisition;
     (c) the Total Consideration for the Acquired Business (i) does not exceed $5,000,000 and (ii) when taken together with the Total Consideration for all Acquired Businesses acquired since the Closing Date, does not exceed $20,000,000 in the aggregate; and if the Acquired Business has its primary operations in a jurisdiction other than the United States of America, the Total Consideration for such Acquired Business (x) does not exceed $2,500,000 and (y) when taken together with the Total Consideration for all such Acquired Businesses acquired since the Closing Date, does not exceed $5,000,000 in the aggregate;
     (d) the Borrower shall have notified the Administrative Agent and Lenders not less than 10 Business Days prior to the anticipated date of consummation of any such Acquisition and furnished to the Administrative Agent and Lenders at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), and historical financial information, if available, and pro forma covenant compliance calculations as if such Acquisition had occurred on the first day of each calculation period reasonably satisfactory to the Administrative Agent;
     (e) if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 hereof in connection therewith; and
     (f) after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 8.21 hereof on a pro forma basis.


      "Permitted Liens" is defined in Section 8.8 hereof.

      "Person" or "person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

      "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

      "Projections" means forecasted consolidated and consolidating (a) balance sheets of Borrower and its Subsidiaries; (b) profit and loss statements of Borrower and its Subsidiaries; and (c) cash flow statements of Borrower and its Subsidiaries; all in form, scope and substance, including underlying assumptions, if any, and otherwise consistent with the historical financial statements of Borrower and its Subsidiaries previously delivered to the Administrative Agent.

      "Property" means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

      "Purchase Agreement" means that certain Share Purchase Agreement dated as of May 9, 2006 by and between the Borrower, Acquisition Sub, Dataradio and the Seller and all exhibits and schedules attached thereto.

      "Reimbursement Obligation" is defined in Section 1.3(c) hereof.

      "Required Lenders" means, as of the date of determination thereof, so long as there are exactly 2 Lenders, both Lenders, and otherwise Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 51% of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Revolving Credit Commitments of the Lenders.

      "Revolver Percentage" means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender's Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

      "Revolving Credit" means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 1.2 and 1.3 hereof.

      "Revolving Credit Commitment" means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $10,000,000 on the date hereof.

      "Revolving Credit Termination Date" means May 26, 2011, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.13, 9.2 or 9.3 hereof.

      "Revolving Loan" is defined in Section 1.2 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a "type" of Revolving Loan hereunder.

      "Revolving Note" is defined in Section 1.11 hereof.

      "S&P" means Standard & Poor's Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

      "Security Agreement" means that certain Security Agreement dated the date of this Agreement among the Borrower and the Guarantors and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

      "Seller" means each of the shareholders identified in the Purchase Agreement.

      "Solvent" means, with respect to a particular date, that on such date
(a) at fair valuations, all of the properties and assets of the Borrower and the Guarantors on a consolidated basis are greater than the sum of the debts, including contingent liabilities, of the Borrower and the Guarantors on a consolidated basis, (b) the present fair salable value of the properties and assets of the Borrower and the Guarantors on a consolidated basis is not less than the amount that will be required to pay the probable liability of the Borrower and the Guarantors on a consolidated basis on its debts as they become absolute and matured, (c) the Borrower and the Guarantors on a consolidated basis are able to realize upon their properties and assets and pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) the Borrower and the Guarantors on a consolidated basis do not intend to, and do not believe that they will, incur debts beyond their ability to pay as such debts mature, and (e) the Borrower and the Guarantors on a consolidated basis are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which they are engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

      "Subordinated Debt" means Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations and any Hedging Liability pursuant to subordination provisions approved in writing by the Administrative Agent and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case satisfactory to the Administrative Agent.

      "Subsidiary" means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term "Subsidiary" means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

      "Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or
(b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

      "Term Credit" means the credit facility for the Term Loans described in
Section 1.1(a) hereof.

      "Term Loan" is defined in Section 1.1(a) hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a "type" of Term Loan hereunder.

      "Term Loan Commitment" means, as to any Lender, the obligation of such Lender to make its Term Loan on the Closing Date in the principal amount not to exceed the amount set forth opposite such Lender's name on Schedule 1 attached hereto and made a part hereof. The Borrower and the Lenders acknowledge and agree that the Term Loan Commitments of the Lenders aggregate $35,000,000 on the date hereof.

      "Term Loan Maturity Date" is defined in Section 1.8(a) hereof.

      "Term Loan Percentage" means, for each Lender, the percentage of the Term Loan Commitments represented by such Lender's Term Loan Commitment or, if the Term Loan Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Term Loans then outstanding.

      "Term Note" is defined in Section 1.11 hereof.

      "Total Consideration" means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition,
(b) Indebtedness for Borrowed Money payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition and pursuant to the relevant acquisition agreement, (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Borrower or its Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of indebtedness assumed in connection with such Acquisition.
      "Total Funded Debt" means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of the Borrower and the Guarantors at such time, and (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Borrower or any Guarantor or which the Borrower or any Guarantor has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Borrower or any Guarantor has otherwise assured a creditor against loss but excluding from the definition of Indebtedness for Borrowed Money clauses (b) (except with respect to notes payable and installment contracts payable), (e) and (f).

      "Total Leverage Ratio" means, as of the last day of any fiscal quarter of the Borrower, the ratio of Total Funded Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter to EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters then ended.

      "Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

      "Unused Revolving Credit Commitments" means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

      "U.S. Dollars" and "$" each means the lawful currency of the United States of America.

      "Voting Stock" of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

      "Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

      "Wholly-owned Subsidiary" means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

     Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

     Section 5.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 6.	REPRESENTATIONS AND WARRANTIES.
      The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

	Section 6.1.	Organization and Qualification.  The Borrower is duly
organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware, has all requisite power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualification, except where the failure to do so would not have a Material Adverse Effect.

	Section 6.2.	Subsidiaries.  Each Subsidiary is duly organized,
validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has all requisite power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualification, except where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), the title of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding in each case after giving effect to the Dataradio Acquisition. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens (other than Permitted Liens). There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

	Section 6.3.	Authority and Validity of Obligations.  The Borrower
has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations and Hedging Liability, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and the Guarantors have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and the Guarantors enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Guarantor of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Guarantor or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Guarantor except for any contravention or default that could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Guarantor or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien (except for Liens created by the Loan Documents and Permitted Liens) on any Property of the Borrower or any Guarantor.

	Section 6.4.	Use of Proceeds; Margin Stock.  The Borrower shall use
the proceeds of the Term Loans to refinance obligations owing under the Existing Credit Agreement, to pay for the Dataradio Acquisition and to fund related transaction expenses; and the Borrower shall use the proceeds of the Revolving Credit for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

	Section 6.5.	Financial Reports.   The consolidated balance sheet of
the Borrower and its Subsidiaries as at February 28, 2006, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of KPMG LLP, heretofore furnished to the Administrative Agent and the Lenders, fairly present, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis (subject to normal year-end adjustments and the absence of footnotes). None of the Borrower or any of its Subsidiaries has contingent liabilities which are material to it other than as indicated in such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

	Section 6.6.	No Material Adverse Change.  Since February 28, 2006,
there has been no event change circumstance or occurrence that has had or could reasonably be expected to result in a Material Adverse Effect.

	Section 6.7.	Full Disclosure.  The statements and information
(taken as a whole) furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading as of the date such information is dated or certified, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable at the time of preparation.

	Section 6.8.	Trademarks, Franchises, and Licenses.  The Borrower
and the Guarantors own, or have the right to use all patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information necessary to conduct their businesses as now conducted, except for those the failure to own or have the right to use which could not be reasonably be expected to result in a Material Adverse Effect without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person except for any conflict that could not reasonably be expected to result in a Material Adverse Effect.

	Section 6.9.	Governmental Authority and Licensing.  The Borrower
and the Guarantors have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.

	Section 6.10.	Good Title.  The Borrower and the Guarantors have good
and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), except for defects that could not be reasonably expected to result in a Material Adverse Effect, and subject to no Liens other than Permitted Liens.

	Section 6.11.	Litigation and Other Controversies.  There is no
litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Guarantor or any of their Property which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

	Section 6.12.	Taxes.  Except for the federal and state tax returns
for the fiscal year ended February 28, 2005, all federal tax returns and all material, state, local or foreign tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Borrower does not know of any proposed additional tax assessment against it or any Guarantor for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

	Section 6.13.	Approvals.  No authorization, consent, license or
exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Guarantor of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect or any such approval the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect.

	Section 6.14.	Affiliate Transactions.  Except as permitted by
Section 8.15 hereof, neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

	Section 6.15.	Investment Company; Public Utility Holding Company.
Neither the Borrower nor any Guarantor is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

	Section 6.16.	ERISA.  Except as would not be reasonably expected to
result in a Material Adverse Effect, the Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA or a liability that would not be reasonably expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than a liability for continuation coverage described in article 6 of Title I of ERISA or a liability that would not be reasonably expected to result in a Material Adverse Effect.

	Section 6.17.	Compliance with Laws.  The Borrower and the Guarantors
are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

	Section 6.18.	Other Agreements.  Neither the Borrower nor any
Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

	Section 6.19.	Solvency.  The Borrower and the Guarantors (on a
consolidated basis) are Solvent.

	Section 6.20.	No Broker Fees. No broker's or finder's fee or
commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys' fees) arising in connection with any such claim, demand, or liability.

	Section 6.21.	Purchase Agreement.  The Borrower has heretofore
delivered to the Administrative Agent a true and correct copy of the Purchase Agreement and any amendments, modifications or supplements thereto. The Borrower and Acquisition Sub have all necessary right, power, and authority to consummate the transactions contemplated by the Purchase Agreement and to perform all of their obligations thereunder. The Purchase Agreement has been duly authorized, executed, and delivered by the Borrower and Acquisition Sub. The Purchase Agreement constitutes the valid and binding obligation of the Borrower and Acquisition Sub enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and the Purchase Agreement does not, nor does the observance or performance by the Borrower or Acquisition Sub of any of the matters and things therein provided for (a) contravene or constitute a default in any material respect under any provision of law or any judgment, injunction, order, or decree binding upon such Person or any provision of the charter, articles of incorporation, or by-laws, of such Person, (b) contravene or constitute a default under any covenant, indenture, or agreement of or affecting such Person or any of its Property where such contravention or default could reasonably be expected to have a material adverse effect on the financial condition, Property, business, or operations of such Person, or (c) result in the creation or imposition of any Lien on any such Person's Property. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency, or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery, or performance by the Borrower or Acquisition Sub of the Purchase Agreement or of any other instrument or document executed and delivered in connection therewith, except for such thereof that have heretofore been obtained and remain in full force and effect. The Dataradio Acquisition has been consummated in all material respects pursuant to the provisions of the Purchase Agreement.

	Section 6.22.	No Default.  No Default or Event of Default has
occurred and is continuing.

SECTION 7.	CONDITIONS PRECEDENT.

      The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

	Section 7.1.	All Credit Events.  At the time of each Credit Event
hereunder:
	(a)	each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date;
	(b)	no Default or Event of Default shall have occurred and be
continuing or would occur as a result of such Credit Event; and
	(c)	in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.6 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof.
      Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section.

	Section 7.2.	Initial Credit Event.  Before or concurrently with the
initial Credit Event:
	(a)	the Administrative Agent shall have received this Agreement duly executed by the Borrower and the Guarantors, and the Lenders;
	(b)	the Administrative Agent shall have received each Lender's duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.11 hereof;
	(c)	the Administrative Agent shall have received copies of the
Borrower's and each Guarantor's articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;
	(d)	the Administrative Agent shall have received copies of resolutions of the Borrower's and each Guarantor's Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower's and each Guarantor's behalf, all certified in each instance by its Secretary or Assistant Secretary;
	(e)	the Administrative Agent shall have received copies of the
certificates of good standing for the Borrower and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;
	(f)	the Administrative Agent shall have received a list of the
Borrower's Authorized Representatives;
	(g)	the Administrative Agent shall have received for itself and for the Lenders the initial fees called for by Section 2.1 hereof;
	(h)	the capital, tax and organizational structure of the Borrower and its Subsidiaries shall be satisfactory to the Administrative Agent and the Lenders;
	(i)	each Lender shall have received the most recent audited and
unaudited financial statements of the Borrower and Dataradio and shall have received such evaluations and certifications as it may reasonably require in order to satisfy itself as to the financial condition of the Borrower and its Subsidiaries, and the lack of material contingent liabilities of the Borrower and its Subsidiaries, including an opening compliance certificate showing pro forma compliance with the financial covenants set forth in Section 8.21 hereof calculated as if (i) the Dataradio Acquisition (and any borrowings in connection therewith) and (ii) the transfer of the capital stock of the
Domestic Subsidiaries of Dataradio to the Borrower contemplated by
Section 8.23 hereof had occurred on the first day of such period and using
EBITDA for the Borrower for the 12 month period ending February 28, 2006 and for Dataradio and its Subsidiaries for the 12 month period ending January 31,
2006 and showing Net Worth as of the Closing Date of at least $155,000,000;
	(j)	the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Borrower and each Subsidiary are Dataradio and its Subsidiaries evidencing the absence of
Liens on its Property except as permitted by Section 8.8 hereof;
	(k)	the Administrative Agent shall have received pay-off and lien release letters in respect of the Existing Credit Agreement and from any other secured creditors holding Liens other than Permitted Liens, if any, of the Borrower and each Guarantor setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of the Borrower or any Guarantor) and containing an undertaking to cause to be delivered to the Administrative Agent
UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of the Borrower and each Guarantor, which pay-off and lien release letters shall be in form and substance acceptable to the Administrative Agent;
	(l)	the Administrative Agent shall have received a true, complete and correct copy of the Purchase Agreement and any amendments thereto which shows a purchase price of not more than Canadian $60,100,000 and which agreement is otherwise in form and substance satisfactory to the Administrative Agent;
	(m)	except for the funding of the Term Loan and not more than
$3,000,000 of the Revolving Credit, all conditions to the effectiveness of the Dataradio Acquisition shall have occurred without the waiver by the Borrower of any material conditions to its obligations under the Purchase Agreement;
	(n)	there shall be no injunction, temporary restraining order or other legal action in effect which would prohibit the closing of the Dataradio Acquisition or the funding of the Term Loan;
	(o)	the Administrative Agent shall have received, reviewed and
approved all material form contracts, lease agreements, surety bonds and the three customer contracts representing the most revenue of Dataradio and its Subsidiaries;
	(p)	the Administrative Agent shall have received for each Lender the favorable written opinion of Gibson, Dunn & Crutcher LLP, special counsel to the Borrower and each Guarantor, in form and substance satisfactory to the Administrative Agent; and
	(q)	the Administrative Agent shall have received the Security
Agreement duly executed by the Borrower and the Guarantors, together with
(i) original stock certificates or other similar instruments or securities representing all of the issued and outstanding shares of capital stock or other equity interests in each Domestic Subsidiary other than Immaterial Subsidiaries and 65% of such capital stock in the case of any Foreign
Subsidiary as provided in Section 4.2 hereof (except for California Amptifier
SARL) as of the Closing Date, (ii) stock powers for the Collateral consisting of the stock or other equity interest in each Subsidiary executed in blank and undated, (iii) UCC financing statements to be filed against the Borrower and each Guarantor, as debtor, in favor of the Administrative Agent, as secured party, and (iv) patent, trademark, and copyright collateral agreements to the extent requested by the Administrative Agent;
	(r)	the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as lender loss payee; and
	(s)	the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

SECTION 8.	COVENANTS.

      The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

	Section 8.1.	Maintenance of Business.  The Borrower shall, and
shall cause each Subsidiary to, preserve and maintain its existence, except
(i) as otherwise provided in Section 8.10(c) hereof or (ii) in the case of a Subsidiary that is not a Guarantor, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall, and shall cause each Subsidiary to, take all reasonable action to preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

	Section 8.2.	Maintenance of Properties.  The Borrower shall, and
shall cause each Subsidiary to, maintain, preserve, and keep its material property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except in each case to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

	Section 8.3.	Taxes and Assessments.  The Borrower shall duly pay
and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that (i) the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor or (ii) the failure to pay and discharge the same could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall file or cause to be filed federal and state tax returns for its fiscal year ended February 28, 2005 by no later than 20 days after the Closing Date (or such later date as approved in writing by the Administrative Agent).

	Section 8.4.	Insurance.  The Borrower shall insure and keep
insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character customarily insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are customarily insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers' and public liability risks) with good and responsible insurance companies as and to the extent customarily insured by Persons similarly situated and conducting similar businesses. The Borrower shall in any event maintain, and cause each Guarantor to maintain, insurance on the Collateral to the extent required by the Collateral Documents. The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

	Section 8.5.	Financial Reports.  The Borrower shall, and shall
cause each Guarantor to, maintain a standard system of accounting that enables the Borrower and each Guarantor to produce financial statements in accordance with GAAP and shall furnish to the Administrative Agent for each Lender such information respecting the business and financial condition of the Borrower and each Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent:
	(a)	as soon as available, and in any event within 60 days after the last day of the fiscal quarter ending on or about May 31, 2006 and within
50 days after the last day of the first, second and third fiscal quarter of each fiscal year of the Borrower ending thereafter, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter, the consolidated and consolidating statement of income of the Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, and the consolidated statement of cash flows of the Borrower and its Subsidiaries for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;
	(b)	as soon as available, and in any event within 90 days after the last day of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year then ended, the consolidated and consolidating statement of income of the Borrower and its Subsidiaries for the fiscal year then ended, the consolidated statements of stockholders' equity and cash flows for the year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of KPMG LLP or another firm of independent registered public accounting firm of recognized standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent and the Required Lenders,
to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects and in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with standards of the Public Company Accounting
Oversight Board (United States) and included such auditing procedures as would provide a reasonable basis for its opinion;
	(c)	within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any
Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;
	(d)	promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower's or any Subsidiary's operations and financial affairs given to it by its independent registered public accounting firm;
	(e)	promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the
Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;
	(f)	promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of the Borrower or any Guarantor or of notice of any material noncompliance with any applicable law, regulation or guideline relating to the Borrower or any Guarantor, or its business;
	(g)	as soon as available, and in any event within 60 days after the end of each fiscal year of the Borrower, a copy of the Borrower's Projections for the then current fiscal year;
	(h)	notice of any Change of Control;
	(i)	promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary or any of their
Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder; and
	(j)	with each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit F signed by the chief financial officer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that to the best of such officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.21 hereof.

	Section 8.6.	Inspection.  The Borrower shall, and shall cause each
Subsidiary to, permit the Administrative Agent, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent registered public accounting firm (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of the Borrower and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower.

	Section 8.7.	Borrowings and Guaranties.  The Borrower shall not,
nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety or otherwise for any Indebtedness for Borrowed
Money, of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:
	(a)	the Obligations and Hedging Liability of the Borrower and its
Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);
	(b)	purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed $5,000,000 in the aggregate at any one time outstanding;
	(c)	obligations of the Borrower or any Subsidiary arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in the ordinary course of business;
	(d)	endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;
	(e)	intercompany advances from time to time owing by any Guarantor to the Borrower or another Guarantor or by the Borrower to a Guarantor;
	(f)	unsecured convertible Subordinated Debt up to a maximum principal amount of $75,000,000, as reduced by principal payments made thereon and equity conversions thereof from time to time, so long as (i) the terms of such debt are satisfactory to the Administrative Agent in all respects, (ii) such debt has a maturity date of no earlier than the Revolving Credit Termination
Date, (iii) the proceeds of such debt are applied in accordance with
Section 1.9(b) hereof, (iv) the Borrower would be in pro forma compliance with
Section 8.21 as of the last day of most recently completed fiscal quarter as if such indebtedness had been incurred on the first date of the measurement period and (v) no Default or Event of Default has occurred and is continuing;
	(g)	guarantees of the Borrower or any Guarantor in respect of
Indebtedness for Borrowed Money otherwise permitted under this Section 8.7
(other than subsection (i) hereof);
	(h)	Indebtedness for Borrowed Money permitted by Section 8.9(f), as reduced by principal reductions thereof from time to time;
	(i)	Indebtedness for Borrowed Money incurred by Foreign Subsidiaries to any Person (other than the Borrower or a Guarantor) in an aggregate amount not to exceed $1,000,000 at any time outstanding, provided that recourse for any such Indebtedness for Borrowed Money shall only be against Foreign Subsidiaries;
	(j)	Indebtedness for Borrowed Money incurred by Foreign Subsidiaries to the Borrower or a Guarantor in an aggregate amount not to exceed $5,000,000 at any time outstanding;
	(k)	Indebtedness for Borrowed Money arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
	(l)	Indebtedness for Borrowed Money incurred by the Borrower or any
Guarantor from the Foreign Subsidiaries in an aggregate amount not to exceed $5,000,000, provided that such Indebtedness for Borrowed Money is unsecured and subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;
	(m)	letters of credit issued by U.S. Bank National Association as of the Closing Date in an amount not to exceed $2,875,000 at any one time, provided that such letters of credit shall not be further extended (whether by a so-called "evergreen" provision or otherwise); and
	(n)	unsecured indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding.

	Section 8.8.	Liens.  The Borrower shall not, nor shall it permit
any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent (collectively, the "Permitted
Liens"):
	(a)	Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;
	(b)	mechanics', workmen's, materialmen's, landlords', carriers' or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;
	(c)	judgment liens and judicial attachment liens arising out of
judgments or proceedings not constituting an Event of Default under
Section 9.1(g) hereof;
	(d)	Liens on equipment of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price of such
Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;
	(e)	any interest or title of a lessor under any operating lease;
	(f)	easements, rights-of-way, restrictions (including zoning
restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any real property, in each case whether now or hereafter in existence, not (i) securing Indebtedness for Borrowed Money, (ii) individually or in the aggregate materially impairing the value or marketability of such real property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Borrower and its Subsidiaries at such real property;
	(g)	Liens arising out of conditional sale, title retention,
consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;
	(h)	banker's liens and rights of set-off with respect to customary depositary arrangements entered into in the ordinary course or business of the Borrower and its Subsidiaries;
	(i)	Liens securing Indebtedness for Borrowed Money incurred pursuant to Section 8.7(i); provided that such Liens extend only to the property of the Foreign Subsidiary incurring such Indebtedness for Borrowed Money;
	(j)	leases, subleases, licenses or similar rights granted to third parties (i) that constitute dispositions permitted pursuant to Section 8.10 or
(ii) entered into in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or the Guarantors;
	(k)	(i) Liens on the assets of Dataradio to secure surety bonds issued on its behalf in an aggregate amount not to exceed $11,000,000 and (ii) for 30 days after the Closing Date (or such longer period as approved by the Administrative Agent in writing), Liens on assets of the companies which are Subsidiaries of Dataradio as of the Closing Date to secure such surety bonds which exist on the Closing Date; provided, however, if after exercising commercially reasonable efforts to obtain the release of the Liens permitted by clause (ii), said Liens cannot be released, said Liens shall be subordinated to the Liens permitted by Subsection 8.8(n) hereof on terms satisfactory to the Administrative Agent;
	(l)	Liens on cash collateral to secure reimbursement obligations for letters of credit permitted by Section 8.7(m) in an amount equal to the undrawn amount of such letters of credit;
	(m)	Liens not otherwise permitted by this Section 8.8. so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date the Lien is incurred) of the assets subject thereto exceeds $1,000,000 at any one time; and
	(n)	Liens granted in favor of the Administrative Agent pursuant to the
Collateral Documents.

	Section 8.9.	Investments, Acquisitions, Loans and Advances.  The
Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through capital contribution, purchase of stock or obligations or otherwise) in, or loans advances, or extensions of credit to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof (each of the foregoing, an "Investment"); provided, however, that the foregoing shall not apply to nor operate to prevent:
	(a)	investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within 24 months of the date of issuance thereof, and further provided that the dollar weighted average maturity of all investments of the type described in subsections (a), (b), (c), (d) and (e) of this Section 8.9 that are outstanding at any time shall not exceed 12 months;
	(b)	(i) investments in commercial paper rated at least P-1 by Moody's and at least A-1 by S&P, (ii) corporate bonds with ratings of A or higher,
(iii) municipal bonds with ratings of A or higher, (iv) variable rate notes with ratings of A or higher, or (v) auction rate debt or auction rate preferred securities issued by governmental agencies or corporations with ratings of A or higher, provided that any investments of the type described in this subsection (b) shall mature within 24 months except for variable rate notes for which the final maturity shall not exceed 36 months at the time of purchase, and further provided that the dollar weighted average maturity of all investments of the type described in subsections (a), (b), (c), (d) and
(e) of this Section 8.9 that are outstanding at any time shall not exceed 12 months;
	(c)	investments in certificates of deposit, time deposits or bankers acceptances issued by any Lender or by any United States commercial bank having consolidated assets of not less than $1 billion and that is a member bank of the U.S. Federal Deposit Insurance Corporation (FDIC), provided that any such investments shall mature within 24 months of the date of purchase thereof, and further provided that the dollar weighted average maturity of all investments of the type described in subsections (a), (b), (c), (d) and (e) of this Section 8.9 that are outstanding at any time shall not exceed 12 months;
	(d)	investments in repurchase obligations with a term of not more than
7 days for underlying securities of the types described in subsection (a)
above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;
	(e)	(i) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above; or (ii) investments in FDIC-insured money market deposit accounts or, in the case of investments by a Foreign Subsidiary, deposit accounts that are approved by that country's banking regulators and are guaranteed in a manner similar to FDIC insurance;
	(f)	the Dataradio Acquisition and each of the intercompany
transactions undertaken to consummate the Dataradio Acquisition previously disclosed to the Administrative Agent;
	(g)	Investments by the Borrower made from time to time in a Guarantor,
Investments made by a Guarantor from time to time in the Borrower and
Investments made from time to time by a Guarantor in another Guarantor;
	(h)	(i) Investments by the Borrower or a Guarantor in a Foreign
Subsidiary in an aggregate amount not to exceed $5,000,000 and
(ii) Investments by a Foreign Subsidiary in another Foreign Subsidiary;
	(i)	accounts receivable created in the ordinary course of business;
	(j)	extensions of trade credit in the ordinary course of business and
Investments in notes or securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan or reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of delinquent obligations of, and other disputes with, trade creditors or customers arising in the ordinary course of business;
	(k)	Investments made by the Borrower or any Subsidiary as a result of consideration received in connection with an asset sale made in compliance with Section 8.10(e);
	(l)	Permitted Acquisitions;
	(m)	Indebtedness permitted by Section 8.7(l); and
	(n)	other investments, loans, and advances in addition to those
otherwise permitted by this Section in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding.
In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

	Section 8.10.	Mergers, Consolidations and Sales.  The Borrower shall
not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:
	(a)	the sale or lease of inventory in the ordinary course of business and the use or transfer of cash or cash equivalents by the Borrower or any of its Subsidiaries in the ordinary course of business;
	(b)	the sale, transfer, lease or other disposition of Property of the
Borrower and the Guarantor to one another;
	(c)	the merger of any Subsidiary with and into the Borrower or any other Guarantor, provided that, in the case of any merger involving the
Borrower, the Borrower is the corporation surviving the merger;
	(d)	the sale of delinquent notes or accounts receivable in the
ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);
	(e)	the sale, transfer or other disposition of any Property that, in the reasonable business judgment of the Borrower or its Subsidiary, is no longer useful or economically practicable to maintain, in each case in the conduct of the business of the Borrower and the Subsidiaries taken as a whole, or has become obsolete or worn out, and which is disposed of in the ordinary course of business;
	(f)	the sale, transfer, lease or other disposition of Property of a
Foreign Subsidiary to another Foreign Subsidiary;
	(g)	dispositions, by means of trade-in, of equipment used in the ordinary course of business, so long as such equipment is replaced, substantially concurrently, by like-kind equipment in an effort to upgrade the facilities of the Borrower or any of its Subsidiaries;
	(h)	leases or licenses as lessor or licensor of real or personal property in the ordinary course of business;
	(i)	the sale, transfer, lease or other disposition of manufacturing equipment and Property related thereto with an aggregate fair market value of no greater than $1,000,000 by the Borrower or any Guarantor to a Foreign Subsidiary or by a Foreign Subsidiary to the Borrower or any Guarantor;
	(j)	Investments by a Borrower or Guarantor in a Foreign Subsidiary
permitted by Section 8.9;
	(k)	transfers of equipment and inventory to consignees and outside processors in the ordinary course of business so long as (i) ownership of such goods is not transferred and (ii) such transfers comply with the terms of the Security Agreement; and
	(l)	the sale, transfer, lease or other disposition of Property of the
Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than $2,500,000 during any fiscal year of the Borrower.

	Section 8.11.	Maintenance of Subsidiaries.  The Borrower shall not
assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent
(a) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary,
(b) any transaction permitted by Section 8.10(b) or (c) above, (c) the sale, transfer or disposal of capital stock of a Subsidiary permitted by Section 8.10(l), (d) the sale, transfer or disposal of capital stock of the Domestic Subsidiaries of Dataradio to the Borrower or a Guarantor pursuant to Section
8.23 hereof and (e) Liens on the capital stock or other equity interests of Subsidiaries granted to the Administrative Agent pursuant to the Collateral Documents.

	Section 8.12.	Dividends and Certain Other Restricted Payments.  The
Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same; provided, however, that this Section shall not apply to nor operate to prevent: (i) Investments by and among the Borrower and the Guarantors in accordance with Section 8.9 hereof; and (ii) the making of any dividend or distribution from (A) a Subsidiary to the Borrower or a Guarantor or (B) from a Foreign Subsidiary to another Foreign Subsidiary.

	Section 8.13.	ERISA.  The Borrower shall, and shall cause each
Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

	Section 8.14.	Compliance with Laws.  The Borrower shall, and shall
cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

	Section 8.15.	Burdensome Contracts With Affiliates.  The Borrower
shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other; provided, however, that this Section shall not prohibit:
	(a)	any contract, agreement or business arrangement between or among the Borrower and the Guarantors:
	(b)	reasonable and customary director, officer and employee
compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable and customary indemnification and reimbursement arrangements with respect to such Persons, in each case approved by the Board of Directors of the Borrower; and
	(c)	Investments permitted by Section 8.9(f), (g) and (h) and any disposition permitted by Section 8.10(i).

	Section 8.16.	No Changes in Fiscal Year.  The fiscal year of the
Borrower and its Subsidiaries ends on or about February 28 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

	Section 8.17.	Formation of Subsidiaries.  Promptly upon the
formation or acquisition of any Subsidiary, the Borrower shall provide the Administrative Agent and the Lenders notice thereof (at which time
Schedule 6.2 shall be deemed amended to include reference to such Subsidiary) and with respect to any Domestic Subsidiary shall timely comply with the requirements of Section 4.3 hereof if required by such Section.

	Section 8.18.	Change in the Nature of Business.  The Borrower shall
not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the Eligible Line of Business.

	Section 8.19.	Use of Proceeds.  The Borrower shall use the credit
extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

	Section 8.20.	No Restrictions.  Except as provided herein, the
Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary's capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary or (e) guarantee the Obligations and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents; provided, however, that this Section shall not prohibit (i) any restrictions existing under the Loan Documents, (ii) restrictions arising by reason of customary non-assignment or no-subletting clauses in leases or other contracts entered into in the ordinary course of business, (iii) restrictions existing under any instrument governing Indebtedness for Borrowed Money permitted by
Section 8.7(i), (iv) restrictions existing under agreements governing purchase money indebtedness or Capital Lease Obligations permitted by Section 8.7(b) that impose restrictions solely on the property so acquired, improved, repaired or constructed, (v) restrictions due to Liens on assets permitted by
Section 8.8 solely to the extent such restrictions apply to assets subject to such Lien, and (vi) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition permitted by Section 8.10 of all or substantially all of the capital stock or assets of such Subsidiary.

	Section 8.21.	Financial Covenants.  (a) Total Leverage Ratio.  As of
the last day of each fiscal quarter of the Borrower, the Borrower shall not permit the Total Leverage Ratio to be greater than 2.75 to 1.0; provided, however that for each fiscal quarter ending prior to May 31, 2007, EBITDA for Dataradio for any portion of the four-quarter test period that is prior to the Closing Date shall be determined by pro rating the period from August 1, 2005 through the Closing Date to a period of time equivalent to such portion of the four-quarter test period that is prior to the Closing Date, and further provided that the Dataradio Acquisition (and any borrowings made in connection therewith) shall be deemed to have occurred on the first day of the four-quarter test period.
	(b)	Net Worth.  The Borrower shall, at all times during the periods set forth below, maintain Net Worth of the Borrower and the Subsidiaries determined on a consolidated basis in an amount not less than the sum of
(i) $140,887,000, plus (ii) 50% of Net Income for each fiscal year of the Borrower (commencing with the fiscal year ending on or about February 28,
2007) for which Net Income is positive, plus (iii) 50% of the Net Cash
Proceeds of any issuance of equity.
	(c)	Fixed Charge Coverage Ratio.  As of the last day of each fiscal quarter of the Borrower, the Borrower shall maintain a ratio of (a) EBITDA for the four fiscal quarters of the Borrower then ended to (b) Fixed Charges for the same four fiscal quarters then ended of not less than 1.50 to 1.0; provided, however that for each fiscal quarter ending prior to May 31, 2007, EBITDA and Fixed Charges for Dataradio for any portion of the four-quarter test period that is prior to the Closing Date shall be determined by pro rating the period from August 1, 2005 through the Closing Date to a period of time equivalent to such portion of the four-quarter test period that is prior to the Closing Date, and further provided that: (i) the Dataradio Acquisition (and any borrowings made in connection therewith) shall be deemed to have occurred on the first day of the four-quarter test period; and (ii) the components of Fixed Charges shall be calculated on a pro forma basis as if the Dataradio Acquisition (and any borrowings made in connection therewith) occurred on the first day of the four-quarter test period.

	Section 8.22.	Immaterial Subsidiaries.  The Borrower shall not at
any time permit (a) any Immaterial Subsidiary which is not a Guarantor to have assets or earnings in excess of 0.5% of the assets or earnings of the Borrower and its Subsidiaries on a consolidated basis and (b) all Immaterial Subsidiaries which are not Guarantors to have assets or earnings in excess of 1% of the assets or earnings of the Borrower and its Subsidiaries on a consolidated basis.

	Section 8.23.	Dataradio Domestic Subsidiaries.  Within 5 Business
Days of the Closing Date or such later date approved by the Administrative Agent in writing, Dataradio shall transfer all capital stock of Dataradio Holdings, Inc. to the Borrower and each Domestic Subsidiary of Dataradio as of the Closing Date shall thereafter become a Guarantor and comply in all respects with the provisions of Section 4.2.

	Section 8.24.	Subordinated Debt.  The Borrower shall not, nor shall
it permit any Subsidiary to, (a) amend or modify any of the terms or conditions relating to Subordinated Debt, (b) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, or (c) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations. Notwithstanding the foregoing, the Borrower may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.

SECTION 9.	EVENTS OF DEFAULT AND REMEDIES.

	Section 9.1.	Events of Default.  Any one or more of the following
shall constitute an "Event of Default" hereunder:
	(a)	(i) default in the payment when due of all or any part of the principal of any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation or
(ii) default in the payment of any interest on any Note or of any fee or other Obligation payable hereunder (other than as set forth in clause (i)) or under any other Loan Document when and as the same shall become due and payable where such default shall continue unremedied for a period of three Business
Days;
	(b)	default in the observance or performance of any covenant set forth in Sections 8.1, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.15 or 8.21 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;
	(c)	default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent;
	(d)	any representation or warranty made herein or in any other Loan
Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;
	(e)	any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Guarantor takes any action for the purpose of terminating, repudiating or rescinding any Loan
Document executed by it or any of its obligations thereunder;
	(f)	default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Guarantor aggregating in excess of $1,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);
	(g)	any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Guarantor, or against any of its Property, in an aggregate amount in excess of $1,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;
	(h)	the Borrower or any Guarantor, or any member of its Controlled
Group, shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay to the PBGC or to a
Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $1,000,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Borrower or any Guarantor, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Guarantor, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within
30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;
	(i)	any Change of Control shall occur;
	(j)	the Borrower or any Subsidiary shall (i) have entered
involuntarily against it an order for relief under the United States
Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k)
hereof; or
	(k)	a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in
Section 9.1(j)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

	Section 9.2.	Non-Bankruptcy Defaults.  When any Event of Default
other than those described in subsection (j) or (k) of Section 9.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

	Section 9.3.	Bankruptcy Defaults.  When any Event of Default
described in subsections (j) or (k) of Section 9.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

	Section 9.4.	Collateral for Undrawn Letters of Credit.  (a) If the
prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.9(b) or under Section 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.
	(b)	All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the "Collateral Account") as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Administrative Agent, and to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that (i) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 1.9(b) hereof, at the request of the Borrower the Administrative Agent shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists, and (ii) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or 9.3 hereof, so long as no Letters of Credit, Commitments, Loans or other Obligations or Hedging
Liability remain outstanding, at the request of the Borrower the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

	Section 9.5.	Notice of Default.  The Administrative Agent shall
give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

	Section 9.6.	Expenses.  The Borrower agrees to pay to the
Administrative Agent and each Lender, and any other holder of any Note outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys' fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Subsidiary as a debtor thereunder).
SECTION 10.	CHANGE IN CIRCUMSTANCES.

	Section 10.1.	Change of Law.  Notwithstanding any other provisions
of this Agreement or any Note, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender's obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The affected Eurodollar Loans shall automatically be converted into Base Rate Loans as of the last day of the then current Interest Period or within such earlier period as may be required by law. Such Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

	Section 10.2.	Unavailability of Deposits or Inability to Ascertain,
or Inadequacy of, LIBOR.  If on or prior to the first day of any Interest
Period for any Borrowing of Eurodollar Loans:
	(a)	the Administrative Agent determines that deposits in U.S. Dollars
(in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or
	(b)	the Required Lenders advise the Administrative Agent that (i)
LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

	Section 10.3.	Increased Cost and Reduced Return.  (a) If, on or
after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
	(i)	shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s)
of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of
Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar
Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender's principal executive office or Lending Office is located); or
	(ii)	shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System,
but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar
Loans, or to issue a Letter of Credit, or to participate therein;
and the result of any of the foregoing is to increase the cost to such Lender
(or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending
Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within
15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.
	(b)	If, after the date hereof, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.
	(c)	A certificate of a Lender claiming compensation under this
Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

	Section 10.4.	Lending Offices.  Each Lender may, at its option,
elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a "Lending Office") for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

	Section 10.5.	Discretion of Lender as to Manner of Funding.
Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan's Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.
SECTION 11.	THE ADMINISTRATIVE AGENT.

	Section 11.1.	Appointment and Authorization of Administrative Agent.
Each Lender hereby appoints Bank of Montreal as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

	Section 11.2.	Administrative Agent and its Affiliates.  The
Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term "Lender" as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 1 hereof to the Administrative Agent's Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

	Section 11.3.	Action by Administrative Agent.  If the Administrative
Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

	Section 11.4.	Consultation with Experts.  The Administrative Agent
may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

	Section 11.5.	Liability of Administrative Agent; Credit Decision.
Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Guarantor contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

	Section 11.6.	Indemnity.  The Lenders shall ratably, in accordance
with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

	Section 11.7.	Resignation of Administrative Agent and Successor
Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Administrative Agent's rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

	Section 11.8.	L/C Issuer.  The L/C Issuer shall act on behalf of the
Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term "Administrative Agent", as used in this Section 11, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

	Section 11.9.	Hedging Liability Arrangements.  By virtue of a
Lender's execution of this Agreement or an assignment agreement pursuant to
Section 13.12 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Guarantor has entered into an agreement creating Hedging Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate's right to share in payments and collections out of the Guaranties as more fully set forth in Section 3.1 hereof. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

	Section 11.10.	Designation of Additional Agents.  The Administrative
Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as "syndication agents," "documentation agents," "arrangers," or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

	Section 11.11.	Authorization to Release or Subordinate or Limit
Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.10 hereof or which has otherwise been consented to in accordance with Section 13.13 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 8.7(b) and 8.8(d) hereof, and (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax.

	Section 11.12.	Authorization to Enter into, and Enforcement of, the
Collateral Documents. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

SECTION 12.	THE GUARANTEES.

	Section 12.1.	The Guarantees.  To induce the Lenders to provide the
credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary party hereto (including any Subsidiary formed or acquired after the Closing Date executing an Additional Guarantor Supplement in the form attached hereto as Exhibit G or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and their Affiliates, the due and punctual payment of all present and future Obligations and Hedging Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Notes, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including interest which, but for the filing of a petition in bankruptcy, would otherwise accrue on any such indebtedness, obligation, or liability). In case of failure by the Borrower or other obligor punctually to pay any Obligations or Hedging Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

	Section 12.2.	Guarantee Unconditional.  The obligations of each
Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:
	(a)	any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;
	(b)	any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability;
	(c)	any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other obligor or of any other guarantor contained in any Loan Document;
	(d)	the existence of any claim, set-off, or other rights which the
Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;
	(e)	any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other guarantor, or any other Person or
Property;
	(f)	any application of any sums by whomsoever paid or howsoever
realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;
	(g)	any invalidity or unenforceability relating to or against the
Borrower or other obligor or any other guarantor for any reason of this
Agreement or of any other Loan Document or any agreement relating to Hedging Liability or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability; or
	(h)	any other act or omission to act or delay of any kind by the
Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

	Section 12.3.	Discharge Only upon Payment in Full; Reinstatement in
Certain Circumstances. Each Guarantor's obligations under this Section 12 shall remain in full force and effect until (i) the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Notes and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability shall have been paid in full or
(ii) such Guarantor is released pursuant to the terms hereof. If at any time any payment of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any guarantor, or otherwise, each Guarantor's obligations under this
Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

	Section 12.4.	Subrogation.  Each Guarantor agrees it will not
exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations and Hedging Liability shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and Hedging Liability and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations and Hedging Liability whether matured or unmatured, in accordance with the terms of this Agreement.

	Section 12.5.	Waivers.  Each Guarantor irrevocably waives acceptance
hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrower or other obligor, another guarantor, or any other Person.

	Section 12.6.	Limit on Recovery.  Notwithstanding any other
provision hereof, the right of recovery against each Guarantor under this
Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor's obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

	Section 12.7.	Stay of Acceleration.  If acceleration of the time for
payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

	Section 12.8.	Benefit to Guarantors.  The Borrower and the
Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

	Section 12.9.	Guarantor Covenants.  Each Guarantor shall take such
action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

	Section 12.10.	Release of Guarantors.  If, in compliance with the
terms and provisions of the Loan Documents, including, without limitation,
Section 8.10 hereof, all or substantially all of the equity interests or property of any Guarantor are sold or otherwise transferred (a "Transferred Guarantor") to a person or persons, none of which is Borrower or a Guarantor, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement and the Security Agreement. In addition, upon receipt of consent thereto by the Required Lenders pursuant to Section 13.13, the guarantee and Collateral of a Guarantor may be released and the Lenders hereby authorize the Administrative Agent to execute and deliver any such release.

SECTION 13.	MISCELLANEOUS.

	Section 13.1.	Withholding Taxes.  (a) Payments Free of Withholding.
Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by the Borrower and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower or such Guarantor is domiciled, any jurisdiction from which the Borrower or such
Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein.  If any such withholding is so required, the Borrower or such Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each
Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower or such Guarantor shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made. If the Borrower or such Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.
	(b)	U.S. Withholding Tax Exemptions.  Each Lender that is not a United
States person (as such term is defined in Section 7701(a)(30) of the Code)
shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under
Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and
is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms
(or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be
(i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current
United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower or the Administrative Agent, each Lender that is a
United States person (as such term is defined in Section 7701(a)(30) of the
Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.
	(c)	Inability of Lender to Submit Forms.  If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 13.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

	Section 13.2.	No Waiver, Cumulative Remedies.  No delay or failure
on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

	Section 13.3.	Non-Business Days.  If any payment hereunder becomes
due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

	Section 13.4.	Documentary Taxes.  The Borrower agrees to pay on
demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

	Section 13.5.	Survival of Representations.  All representations and
warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

	Section 13.6.	Survival of Indemnities.  All indemnities and other
provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.12, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

	Section 13.7.	Sharing of Set-Off.  Each Lender agrees with each
other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

	Section 13.8.	Notices.  Except as otherwise specified herein, all
notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to the Lenders and the Administrative Agent shall be addressed to their respective addresses or telecopier numbers set forth on the signature pages hereof, and to the Borrower or any Guarantor to:


CalAmp Corp.
1401 N. Rice Ave.
Oxnard, California  93030
Attention:	Chief Financial Officer
Telephone:	(805) 987-9000
Telecopy:	(805) 482-5842

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or on the signature pages hereof and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or
(iii) if given by any other means, when delivered at the addresses specified in this Section or on the signature pages hereof; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

	Section 13.9.	Counterparts.  This Agreement may be executed in any
number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

	Section 13.10.	Successors and Assigns.  This Agreement shall be
binding upon the Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent and each of the Lenders and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders.

	Section 13.11. 	Participants.  Each Lender shall have the right at its
own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.12 and Section 10.3 hereof. The Borrower authorizes each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary.

	Section 13.12.	Assignments.  (a) Any Lender may at any time assign to
one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
	(i)	Minimum Amounts.	(A) In the case of an assignment of the entire
remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section 13.12, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and
Acceptance with respect to such assignment is delivered to the Administrative
Agent or, if "Effective Date" is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
	(ii)	Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate
Credits on a non-pro rata basis.
	(iii)	Required Consents.  No consent shall be required for any
assignment except to the extent required by Section 13.12(a)(i)(B) and, in addition:
	(a)	the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
	(b)	the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit if such assignment is to a Person that is not a
Lender with a Commitment in respect of such facility, an Affiliate of such
Lender or an Approved Fund with respect to such Lender or (ii) the Term Credit to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;
and
	(c)	the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more
Letters of Credit (whether or not then outstanding).
	(iv)	Assignment and Acceptance.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance,
together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an
Administrative Questionnaire.
	(v)	No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries.
	(vi)	No Assignment to Natural Persons.  No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such
Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and
Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.6 and 13.15 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.11 hereof.
	(b)	The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago,
Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrower, the Administrative
Agent and the Lenders may treat each Person whose name is recorded in the
Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
	(c)	Promptly upon the effectiveness of any such Assignment and
Acceptance, the Borrower shall execute and deliver replacement Notes to the assignee Lender and the assigning Lender in the respective amounts of their
Commitments (or assigned principal amounts, as applicable) after giving effect to the reduction occasioned by such assignment (all such Notes to constitute
"Notes" for all purposes of the Loan Documents), and the assignee Lender shall thereafter surrender to the Borrower its old Notes.  The Borrower authorizes each Lender to disclose to any purchaser or prospective purchaser of an interest in the Loans and interest in Letters of Credit owed to it or its
Commitments under this Section any financial or other information pertaining to the Borrower or any Subsidiary.
	(d)	Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal
Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

	Section 13.13.	Amendments.  Any provision of this Agreement or the
other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent or the L/C Issuer are affected thereby, the Administrative Agent or such L/C Issuer, as applicable; provided that:
	(i)	no amendment or waiver pursuant to this Section 13.13 shall
(A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder;
	(ii)	no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, increase the aggregate Commitments of the Lenders (except as permitted by Section 1.14 hereof), change the definitions of Revolving Credit Termination Date or Required Lenders, change the provisions of this Section 13.13, release any material guarantor or any substantial part of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and
	(iii)	no amendment to Section 12 hereof shall be made without the
consent of the Guarantor(s) affected thereby.

	Section 13.14.	Headings. Section headings used in this Agreement are
for reference only and shall not affect the construction of this Agreement.

	Section 13.15.	Costs and Expenses; Indemnification.  The Borrower
agrees to pay all out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any collateral filing fees and lien searches. The Borrower further agrees to indemnify the Administrative Agent, each Lender, and their respective directors, officers, employees, agents, financial advisors, and consultants against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

	Section 13.16.	Set-off.  In addition to any rights now or hereafter
granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default and with the prior written consent of the Administrative Agent, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower or such Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of the Borrower or such Guarantor to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

	Section 13.17.	Entire Agreement.  The Loan Documents constitute the
entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

	Section 13.18.	Governing Law.  This Agreement and the other Loan
Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York.

	Section 13.19.	Severability of Provisions.  Any provision of any Loan
Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

	Section 13.20.	Excess Interest.  Notwithstanding any provision to the
contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document ("Excess Interest"). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or
(iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower's Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower's Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower's Obligations had the rate of interest not been limited to the Maximum Rate during such period.

	Section 13.21.	Construction.  The provisions of this Agreement
relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY COLLATERAL DOCUMENT, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE COLLATERAL DOCUMENTS.

	Section 13.22.	Lender's Obligations Several.  The obligations of the
Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

	Section 13.23.	Submission to Jurisdiction; Waiver of Jury Trial.  The
Borrower and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York County for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

	Section 13.24.	USA Patriot Act.  Each Lender that is subject to the
requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

	Section 13.25	 Confidentiality.  Each of the Administrative Agent,
the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed
(a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process,
(d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to
(A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or
(B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors,
(i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j).
      For purposes of this Section, "Information" means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any of the Subsidiaries relating to the Borrower or any of the Subsidiaries or any of their respective businesses, other than any such information that is available the Administrative Agent, any lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any of the Subsidiaries.


                     [SIGNATURE PAGES TO FOLLOW]

     This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

                                          "BORROWER"
                                           CALAMP CORP.
                                           By /s/ Richard K. Vitelle
                                           Name:  Richard K. Vitelle
                                           Title:  Vice President of Finance

                                          "GUARANTORS"
                                           CALAMP SOLUTIONS HOLDINGS, INC.
                                           By /s/ Steven L'Heureux
                                           Name:  Steven L'Heureux
                                           Title:  President

                                           CALAMP SOLUTIONS, INC.
                                           By /s/ Steven L'Heureux
                                           Name:  Steven L'Heureux
                                           Title:  President

                                           "LENDERS"
                                            BANK OF MONTREAL, acting through
                                            its Chicago Branch, in its
                                            individual capacity as a Lender,
                                            as L/C Issuer, and as
                                            administrative Agent
                                            By /s/ Naghmeh Hashemifard
                                            Name Naghmeh Hashemifard
                                            Title Vice President
                                            Address:
                                            115 S. LaSalle Street
                                            Chicago, Illinois  60603
                                            Attention: Naghmeh Hashemifard
                                            Telecopy: (212) 605-1648
                                            Telephone:(212) 605-1438